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                                                                     EXHIBIT 3.9

                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                          SWISSRAY INTERNATIONAL, INC.
                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW
                                     *******

         WE THE UNDERSIGNED, Reudi G. Laupper and Josef Laupper, being respectively the President and Secretary of Swissray International, Inc., a corporation organized and existing under the laws of the State of New York hereby certify:

         1.       The name of the corporation is Swissray International, Inc.

         2. The certificate of incorporation of said corporation was filed by the Department of State on the 2nd day of January 1968, under the name CGS Units, Incorporated. The name was then changed to DMS Industries, Inc. on June 15, 1994, and finally to its current name Swissray International, Inc. on June 5, 1995.

         3. (a) The certificate of incorporation is amended to authorize the issuance of a new class of stock, namely 4,000 shares of Series A Convertible Preferred Stock, par value $.01 per share, and to set forth the respective rights of the holders of such stock.

                  (b) To effect the forgoing, "Article 4" relating to the Series A Convertible Preferred Stock is amended to read as follows:

         "4.0     The total number of shares of Common Stock which the
corporation shall have authority to issue is 15,000,000 shares all of which shall be Common Stock, par value $.01 per share without cumulative voting rights and without any preemptive rights; and

                  The total number of shares of Series A Preferred Stock which the corporation shall have authority to issue is 4,000 shares all of which shall be Series A Preferred Stock, par value $.01 per share.

         4.1 The Corporation's Certificate of Incorporation is amended to authorize the issuance of 4,000 shares of Series A Convertible Preferred Stock, par value $.01 per share, and expressly vest in the Board of Directors the authority provided therein to issue any or all of such shares in one or more series, and by resolution or resolutions the designation, number, full or limited voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued. Currently, there are no designated shares of Series A Convertible Preferred Stock. The rights of a holder of the Series A Convertible Preferred Stock shall rank pari passu with the rights of the holders of all other series of Preferred Stock, now existing or hereafter issued by the Corporation, with respect to all preferences upon liquidation.
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         4.2 Designation of the Series. The Board of Directors of the
Corporation, pursuant to authority expressly vested in it as aforesaid, has adopted the following, creating a Series A issue of Preferred Stock:

         There shall be a series of convertible Preferred Stock designated as "Series A Preferred Stock". Each share of such series shall be referred to herein as a "Series A Share". Upon Initial Issuance by the Corporation, the price per share of the Series A Shares shall be $1,000 (the "Purchase Price"). The par value per share is $.01. The authorized number of such Series A Shares is 4,000. The Series A Shares shall be equal in rank to all other series of Preferred Stock, now existing or hereafter issued by the Corporation.

             A. Voting Rights. Except as otherwise required by law, the holders of the Series A Preferred shall not be entitled to vote separately, as a series or otherwise, on any matter submitted to a vote of the shareholders of the Corporation. Notwithstanding the foregoing, without the prior written consent of the holders of the Series A Shares:

                     (i) the Corporation shall not amend, alter, or repeal (whether by amendment, merger, or otherwise) any of the provisions related to the Series A Shares of its Certificate of Incorporation, as amended, any resolutions of the board of directors or any instrument establishing and designating the Series A Shares in determining the relative rights and preferences thereof so as to affect any materially adverse change in the rights, privileges, powers, or preferences of the holders of Series A Shares;

                     (ii) the Corporation shall not create or designate any additional preferred stock senior in right as to dividends, voting rights, redemptions or liquidation to the Series A Shares.

             B.       Dividends. The holders of the Series A Shares shall be

entitled to receive an 8% cumulative dividend payable in Common Stock at the time of each conversion, but in no event later than thirty-six months after the issuance date of the Series A Shares at which time the Series A Shares shall be automatically converted into Common Shares. Such dividends shall be payable on each Conversion Date (as such term is defined in 4.2C(iii) below) (the "Dividend Payment Date"), in preference to dividends on any Common Stock or stock of any class ranking, as to dividend rights junior to the Series A Shares. Dividends shall be fully cumulative and shall accrue (whether or not declared and whether or not there shall be funds legally available for the payment of dividends), without interest and shall be payable on the Dividend Payment Date.

             C.       Conversion Rights.

                     (i) Conversion. The holders of the outstanding Series
A shares shall have the right, at such holders' option, without the payment of any additional consideration by the holder thereof and at any time after 45 days from the issuance date, to convert one-third of such Series A Shares into the number of shares of Common Stock for which such Series A Shares are then convertible pursuant to Section C(iii) below (after giving effect to any adjustments provided for under Section C(iv) hereof). Likewise, one-third of such Series A Shares shall be convertible 60 days from


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the issuance date and one-third of such Series A Shares shall be convertible 75 days from the issuance date.

                           (ii) Conversion Price. Upon conversion of the Series
A Shares pursuant to 4.2C(i) or 4.2C(ii) hereof, each Series A Share shall be converted into the number of shares of Common Stock equal to $1,000 plus the amount of accrued dividends payable on the Conversion Date, divided by the product of eighty-one percent (81%) multiplied by the average of the closing bid prices of the Common Stock as reported by NASDAQ for the five trading days immediately preceding the conversion date.

                           (iii) Mechanics of Conversion. The holder of any
Series A Shares is entitled, at its option, to convert, pursuant to the time periods stated above in 4.2C(i), the Series A Shares into Common Stock of the Corporation, at a conversion price as set forth in 4.2C(ii). Such conversion shall be effectuated by surrendering to the Corporation, or its attorney, the original Series A Shares to be converted together with a written notice stating that the holder elects to convert all or portion of the Series A Shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued and representation letter signed by the holder in a form to be agreed upon by the holder and the Corporation at the time the Series A Shares are purchased. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares of Common Stock issuable shall be rounded down or up, as the case may be, to the nearest whole number of shares. The date on which notice of conversion is effective ("Conversion Date") shall be deemed to be the date on which the holder has delivered to the Corporation the original Series A Shares, a facsimile or original of the signed notice to convert and a facsimile or original of the signed representation letter. Within four (4) business days after receipt of the documentation referred to above the Corporation shall deliver a certificate, without stop transfer instructions, for the number of shares of Common Stock issuable upon conversion. The Corporation shall be responsible for taking all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the Conversion Date. No payment or adjustment shall be made for accrued and unpaid interest until the Conversion Date. Upon surrender of any Series A Shares that to be converted in part, the Corporation shall issue to the holder, if so requested, new Series A Shares equal to the number of unconverted Series A Shares.

                           (iv) Certain Adjustments. In the event of any change
in one or more classes of capital stock of the Corporation by reason of any stock dividend, stock split-up, recapitalization, reclassification, or combination, subdivision or exchange of shares or the like, or in the event of the merger or consolidation of the Corporation or the sale or transfer by the Corporation of all or substantially all of its assets, then all liquidation preference, conversion and other rights and privileges appurtenant to the Series A Shares shall be promptly and appropriately adjusted by the Board of Directors of the Corporation so as to fully protect and preserve the same (such preservation and protection to be to the same extent and effect as if the subject event had not occurred, or the applicable right or privilege had been exercised immediately prior to the occurrence of the subject


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event, or otherwise as the case may be), it being the intention that, following any such adjustment, the holders of the Series A Shares shall be in the same relative position with respect to their rights and privileges as they possessed immediately prior to the event that precipitated the adjustment.

                           (v) Costs. The Corporation shall pay all documentary,
stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Series A Shares, provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Series A Shares in respect of which such shares are being issued.

                           (vi) Reservation of Shares. The Corporation shall
reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Shares, sufficient shares of Common Stock to provide for the conversion of all outstanding Series A Shares.

                  D.       Liquidation.

                           (i) Series A Preference. Upon any liquidation,
dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Shares shall be entitled, before any distribution or payment is made upon any shares of Common Stock or any Preferred Stock junior in rank to the Series A Shares, to be paid an amount per share equal to the liquidation value described in this Section 4.2D(i) (the "Liquidation Value"). The per share Liquidation Value of the Series A Shares on any date is equal to the sum of the following:

                                    (A)     $1,000, plus

                                    (B) an amount equal to any accrued and
unpaid dividends from the date of issuance of the Series A Shares.

Neither the consolidation nor merger of the Corporation with or into any other corporation or other entities, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section 4.2D. Notice of liquidation, dissolution, or winding-up of the Corporation shall be mailed, by first-class mail, postage prepaid, not less than 20 days prior to the date on which such liquidation, dissolution or winding-up is expected to take place or become effective, to the holders of record of the Series A Shares at their respective addresses as the same appear on the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice, but no defect in such notice or in the mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.

                           (ii)     General.

                                    (A) All of the preferential amounts to be
paid to the holders of the


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Series A Shares pursuant to Section 4.2D(i) shall be paid or set apart for payment before the payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock or any preferred stock junior in rank to the Series A Shares in connection with such liquidation, dissolution or winding-up.

                                    (B) After setting apart or paying in full
the preferential amounts aforesaid to the holders of record of the issued and outstanding Series A Shares as set forth in Section 4.2D(i), the holders of record of Common Stock and any preferred stock junior in rank to the Series A Shares shall be entitled to participate in any distribution of any remaining assets of the Corporation, and the holders of record of the Series A Shares shall not be entitled to participate in such distribution.

                  E. Reacquired Shares. Any shares of Series A Shares redeemed, purchased, converted or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such series and shall be retired promptly after the acquisition thereof. All such shares upon their retirement and the filing of any certificate required in connection therewith pursuant to the New York Business Corporation Law become authorized but unissued shares of Preferred Stock.

                  F. Copies of Agreements, Instruments, Documents. Copies of any of the agreements, instruments or other documents referred to in this Certificate shall be furnished to any Purchaser upon written request to the Corporation at its principal place of business."

         4. The amendment to the certificate of incorporation was authorized first by a majority of the board of directors followed by the affirmative vote of stockholders owning a majority of all the outstanding shares entitled to vote.

         5. In the event that any of the foregoing amendment to the Certificate of Incorporation conflicts in any manner whatsoever with previous and existing Articles in the Certificate of Incorporation, the Certificate shall be governed by the last amendment as filed.

         6. The balance of the original certificate of incorporation shall remain in full force and unchanged.

IN WITNESS WHEREOF, we have signed this certificate on the 29th day of August 1996, and we affirm the statement contained therein as true under penalties of perjury.

                                                    SWISSRAY INTERNATIONAL, INC.


                                                     By /s/ Ruedi G. Laupper
                                                       ----------------------
                                                             President


                                                     By /s/ Josef Laupper
                                                        ---------------------
                                                         Secretary



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